UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2004
                                                  -----------------

                         American Utilicraft Corporation
             (Exact name of registrant as specified in its chapter)

          Delaware                      333-57552                54-1577735
     -------------------           -------------------       -------------------
(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation                  File Number)          Identification No.)

            554 Briscoe Blvd
         Lawrenceville, Georgia                                     30045
         ----------------------                                     -----
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code:  (678) 376-0898
                                                     --------------

                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))



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Section 1 - Registrant's Business and Operations
Item 1.02 Termination of Material Definitive Agreements

The Corporation has terminated and/or agreed to the termination of:

o The assignment of certain intellectual property including, without limitation, certain patents necessary for development and construction of the FF-1080-300 freight feeder aircraft that were licensed to the Corporation by John Dupont, the corporation's President and CEO, pursuant to his employment agreement and assignments filed with the U.S. Patent and Trademark Office;

o    The aircraft purchase agreement with Global Air Group; and

o    The aircraft purchase agreement with WSI Hong Kong, Ltd.

Dupont, Global Air Group and WSI Hong Kong, Ltd. each agreed to execute new agreements, on substantially the same terms and conditions, with Utilicraft Aerospace Industries, Inc., a Nevada corporation ("Utilicraft") in furtherance of the reorganization more fully described below.

Section 7 - Regulation FD
Item 7.01 Regulation FD Disclosure

Pursuant to Regulation FD, a copy of the press release disseminated by the Corporation in connection with the formation of Utilicraft Aerospace Industries, Inc., as more fully described below, is attached hereto as Exhibit 99.1.

Section 8 - Other Events
Item 8.01 Other Events

The Corporation has been developing the FF-1080 aircraft for over a decade. Despite having secured contracts to sell hundreds of FF-1080 aircrafts once the aircraft is FAA certified, the Corporation has been unable to raise sufficient funds to build a prototype or otherwise commence certification or construction of a conforming aircraft.

The Corporation has determined that it cannot bring the FF-1080 to market in its current embodiment. However, the Corporation's management remains convinced of the aircraft's viability and steadfast in their commitment to realize the market opportunity for the Corporation's shareholders.

The Navajo Nation (the "Nation") has agreed to invest $34 million dollars into the Business in exchange for a 25% equity stake, provided that the Company can address its concerns as to the time and expense necessary to conduct a complete due diligence investigation in a limited time period, including a comprehensive review of contingent liabilities, the current market for the Company's shares, and the status of the Company's filings with the Securities and Exchange Commission.


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The  Corporation  has  determined  to pursue a  reorganization  and cease direct development efforts of the FF-1080 aircraft, the ETA aircraft freight feeder system, FAA certification of the FF-1080 and its aircraft manufacturing business.

The Corporation has formed and will be spinning-off UTILICRAFT AEROSPACE INDUSTRIES, INC., a Nevada corporation ("Utilicraft"). Utilicraft was formed to appease the Nation's concerns and to cure some otherwise material breaches in the Corporation's agreements with the FF-1080 purchasers.

The Nation has entered into a Memorandum of Understanding with Utilicraft to contribute a $34 million investment in exchange for 25% ownership of Utilicraft, approximately 53,500,000 million shares.

Utilicraft will allow The Corporation's shareholders to realize the Company's mission of bringing a better freight feeder aircraft and system to market and capitalizing on the niche opportunity by immediately: (i) facilitating The
Nation's investment of up to $34 million into the business enterprise; (ii) obtaining a license for the necessary intellectual property from Mr. Dupont;
(iii) entering into contracts to sell the FF-1080 freight feeder aircraft with Gloabal Aircraft Group and WSI Hong Kong Ltd., on substantially the same terms and conditions as were agreed to with the Corporation; and (iv) curing an otherwise material default in the Corporation's current agreements that requires John Dupont and Darby Boland to own at least a 51% of the Corporation.

Once the Nation has funded Utilicraft in accordance with the MOU, which is expected to occur by February 15, 2005, the Corporation will effectuate a spin-off of the Utilicraft subsidiary by issuing a share dividend to the Corporation's shareholders of its Utilicraft common stock on a share-for-share basis.

Though initially a wholly owned subsidiary of the Corporation, Utilicraft's final ownership is expected to be as follows: The Corporation and non-management shareholders will own 24% (approx. 51,300,000 shares), the Nation will own 25% (approx. 53,500,000 shares) and the Corporation's management (Messrs. John Dupont and Darby Boland) will own the remaining 51% (approx. 109,100,000 shares) as required by the aircraft purchase agreements with Global Air Group and WSI Hong Kong, Ltd.

The Corporation's Board of Directors resolved to adopt the reorganization described above on December 10, 2004, and the Board's actions were immediately ratified by the consent of a majority of the Corporation's shareholders.

Section 9 - Financial Statements and Exhibits
Item 9.01(c)

Exhibit           Description
-------           -----------
99.1              Press release regarding the Utilicraft  Aerospace  Industries,
                  Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                        AMERICAN UTILICRAFT CORPORATION


Date: December 16, 2004                 By:  /s/ John J. Dupont
                                           -------------------------------------
                                           John J. Dupont
                                           President and Chief Executive Officer